For Immediate Release

RABOBANK COMPLETES ACQUISITION OF CENTRAL COAST BANCORP
Community Bank of Central California Merges with Rabobank, N.A.
Rabobank to Invest Further in Community Bank and Central Coast Communities

     February 1, 2006 – NEW YORK, NY and SALINAS, CA – Rabobank, the financial services leader specializing in community banking and agricultural finance, announced today that it has completed the $371 million acquisition of Central Coast Bancorp (NASDAQ: CCBN), the holding company for Community Bank of Central California.

     The acquisition merges Community Bank of Central California with Rabobank, N.A., the California community bank, thereby increasing Rabobank, N.A.’s retail branch network to 39 locations from the Mexican border to the Sacramento area, and bringing Rabobank, N.A.’s total assets to over $4.25 billion. The transaction is a further step in Rabobank’s strategy to expand its banking platform in California and in key agricultural communities across the U.S., and gives Rabobank a significant presence in an important region of California.

     All of Community Bank of Central California’s 14 branches will remain open for business, staffed by the same familiar and trusted employees. The branches will continue to operate under the Community Bank of Central California name for several months, before being integrated into the existing Rabobank, N.A. network.

     Central Coast Bancorp Chairman and Chief Executive Officer, Nick Ventimiglia, and C. Edward Boutonnet, Vice Chairman and Director, have joined the board of directors of Rabobank, N.A. Mr. Ventimiglia, together with John McCarthy, outgoing President and Chief Operating Officer of Central Coast Bancorp, will play key advisory roles in the merged bank, which will move forward under the leadership of Ronald Blok, Chief Executive Officer of Rabobank, N.A. and Rick Arredondo, President of Rabobank, N.A.

     “We are delighted to welcome Community Bank customers and employees to Rabobank,” said Cor Broekhuyse, Regional Head of Rabobank International in the Americas. “We look forward to leveraging Rabobank’s deep resources, financial strength, and banking network to provide an even broader array of highly competitive products and services to businesses, organizations, municipalities, agricultural clients, and residents of the Central Coast. We plan to make substantial investments in the Community Bank franchise in support of new products and services, including enhanced technologies and delivery systems, and new branches and ATMs for increased customer convenience. We are enthusiastic about the opportunity to serve the

     Central Coast of California and look forward to continuing Community Bank's long heritage of superior customer service."

     "Rabobank shares Community Bank's commitment to relationship-driven banking and community involvement," said Rick Arredondo, President of Rabobank, N.A. "Rabobank's roots lie in community banking, and our 25 existing branches are actively involved in supporting their local communities throughout Southern California and the Central Valley. We will continue Community Bank's dedication to community involvement and investment in local sponsorships, charitable giving, and volunteer outreach. We look forward to partnering with Community Bank and to strengthening the personal relationships with customers that are the foundation of great community banking."

     "I am very pleased that Community Bank employees and customers are joining the Rabobank family, and confident this partnership will be beneficial for the Central Coast community," said Nick Ventimiglia, Chairman and CEO of Central Coast Bancorp, and head of Community Bank of Central California. "Both our organizations have been working diligently over the past few months to plan for a smooth integration, and I am confident that the transition will be a successful one. I am especially pleased by Rabobank's commitment to our employees, attention to our customers' needs, and promise of continued investment in our franchise and local communities. Rabobank's resources and commitment to community banking ensure that, going forward, the Community Bank organization will continue to be an integral part of our communities and an even stronger financial partner for our customers."

     As of February 1, 2006, all trading in Central Coast Bancorp's common stock was terminated. Shareholders of Central Coast Bancorp will receive in the near future a communication regarding the exchange of their shares for $25.00 per share in cash.

     Rabobank, N.A., is a community-oriented bank providing full banking services to agricultural customers, commercial real estate developers and investors (both permanent and construction lending), and small- and medium-size businesses in Southern and Central California, as well as a full array of depository, treasury management and retail banking products for individuals and businesses. Since being acquired by Rabobank Group in 2002, Rabobank, N.A. (formerly named Valley Independent Bank) has more than doubled its assets and capital. In that time, Rabobank, N.A. has also established a presence in four new California markets, undertaken remodeling and expansion of seven branches, and upgraded its operations facilities. Rabobank, N.A. is rated "Outstanding" in its compliance with the Community Reinvestment Act.

Contacts

For Rabobank - Americas:	For Central Coast Bancorp / Community Bank of Central California:

Lynne Burns 212-808-2581	Harry Wardwell 831-757-2274 ext. 446
Melissa Schuler 212-916-7941

For Rabobank Group/International:
Ernst Moeksis (31) 30-216-4304

     Rabobank Group is a financial services leader providing institutional and retail banking and agricultural finance solutions in key markets around the world. From its century-old roots as a Dutch farmers' finance cooperative, Rabobank has grown into one of the 25 largest banks worldwide with over $600 billion in assets and operations in over 35 countries. Rabobank is the only privately-owned bank in the world with the highest possible credit ratings from both Standard & Poor's (AAA) and Moody's Investor Service (Aaa), and is ranked the world's third safest bank by Global Finance magazine. In the Americas, Rabobank is a leading financier to all segments of the agriculture industry, providing wholesale banking services to food and agribusiness clients, and agricultural lending to farmers, ranchers, input suppliers, and manufacturers; and full retail and commercial banking services to businesses, communities, and real estate developers and investors throughout Southern and Central California. www.RabobankAmerica.com.

     Central Coast Bancorp (NASDAQ: CCBN), prior to the acquisition, operated as a holding company for Community Bank of Central California, an award-winning bank with 14 branches located in Monterey, Santa Cruz, San Benito and southern Santa Clara counties. Founded in 1982 as a primarily agribusiness bank, Community Bank of Central California offers a full array of banking services for individuals (checking, savings, deposits, money market, CD, and IRA accounts, personal loans: auto, mortgage, home equity) and businesses (business checking, small business loans, commercial real estate, lockbox, and courier services). It serves a range of sectors including agribusiness, small business, professionals, commercial and residential developers, civic groups, municipalities and non-profit organizations throughout the Central Coast of California. The largest independent bank headquartered in Monterey County, Community Bank of Central California had total assets of $1.25 billion as of September 30, 2005. www.community-bnk.com